Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made this 7th day of June, 2005 by and between MetroCorp Bancshares, Inc. (hereinafter called the “Employer” or “MetroCorp”) and Andrew C. Yip (hereinafter called the “Executive”), an individual who resides in La Jolla, California.
     WHEREAS, the Board of Directors of the Employer (the “Board”) has proposed the acquisition of First United Bank (“First United”) by Employer, whereby following the transaction, First United would be a wholly owned subsidiary of Employer (the “Merger”); and
     WHEREAS, the Board believes it is in the best interest of the Employer and its shareholders to enter into this Agreement in order to attempt to assure management continuity of First United; and
     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Employer and the Executive as set forth herein;
     NOW, THEREFORE, the parties, intending to be legally bound, for the consideration set forth in this Agreement and for other good and valuable consideration, agree as follows:
     1. Employment. Employer agrees to employ the Executive as President of First United for the Term set forth in Paragraph 3 hereof beginning at the Effective Time of the Merger (as that term is defined in that certain Agreement and Plan of Reorganization dated as of June 7, 2005 (the “Merger Agreement”) by and between MetroCorp and First United, referred to herein as the Effective Date. The Executive shall have the responsibilities, duties and authority customarily accorded to and expected of an executive holding such position. The Executive agrees to devote full time, attention and efforts to promote and further the business of the Employer. The Executive shall report to the Board and shall perform his duties under this Agreement in accordance with such reasonable standards established from time to time by the Board.
     2. Compensation and Benefits. For all services rendered by the Executive to the Employer and its subsidiaries, the Employer shall compensate the Executive as follows:
     (a) Base Salary. Commencing on the Effective Date of this Agreement, the Employer agrees to pay the Executive a base salary of $160,000.00 per annum, less applicable statutory deductions (the “Base Salary”), payable on a regular basis in accordance with the Employer’s standard payroll procedures, but not less frequently than monthly. The amount of Base Salary shall be reviewed by the Board no less often than annually and may be adjusted from time to time by such amounts as the Board in its discretion may decide.
     (b) Stock Options. On the Effective Date of this Agreement, Employer shall deliver to Executive an incentive stock option agreement issued pursuant to the

MetroCorp Bancshares, Inc. 1998 Stock Option Plan (“1998 Plan”) granting to Executive options to purchase 20,000 shares of common stock of Employer pursuant to the 1998 Plan. The stock option agreement shall provide that the options shall vest 30%, 30% and 40% each year beginning on the first anniversary of the grant date, shall have a term of ten (10) years and shall otherwise be subject to the terms and conditions of the 1998 Plan.
     (c) Bonus. Executive shall be eligible to receive an annual performance bonus under Employer’s bonus program applicable to Executive Vice Presidents, which shall be no greater than 50% of Executive’s Base Salary for the applicable year; provided, however, that any bonus paid to Executive for the 2005 calendar year will be pro rated based on the number of days in such year Executive was employed by Employer. In addition, Executive shall be eligible to receive from First United any bonus he is entitled to receive as an employee of First United as described in Section 6.5 of the Merger Agreement.
     (d) One-Time Bonus. Executive shall receive a one-time bonus of $40,000.00 to be paid at the end of two complete quarters following the Effective Time of the Merger; provided that the financial condition and operating results of First United for such two calendar quarters are in line with the financial condition and operating results of First United for the two calendar quarters immediately preceding the Effective Time.
     (e) Benefits. Executive shall be entitled to coverage, subject to contributions required of executives of the Employer generally, for the Executive and dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Employer may have in effect from time to time for the benefit of similarly situated employees of the Employer.
     (f) Reasonable Expenses. The Executive shall be eligible to participate in any fringe benefit plan or program which may be or become applicable to the Employer’s executive employees, which shall include an automobile allowance of $500.00 per month, a reasonable expense account, and any other benefits which are commensurate with the fringe benefits provided to similarly situated executive employees of Employer. Executive shall be given credit for prior service as an employee of First United in determining Executive’s eligibility for and vesting under all such fringe benefit plans and programs. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices of the Employer or as may be established by the Board for its senior executives) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Employer’s policies.
     (g) Vacation. The Executive shall be entitled to four weeks of paid vacation time annually determined in accordance with the Employer’s standard practices.
     (h) Automobile Purchase. Executive may elect to purchase from First United, no later than fourteen (14) days following the Effective Date of this Agreement, the automobile provided for his use prior to the Effective Date for a price equal to 90% of the Kelly Blue Book trade-in value as of the Effective Date.
     3. Term of the Agreement. The term of this Agreement shall begin on the Effective Date and continue for three (3) years (the “Term”) unless terminated sooner as herein provided. The parties shall meet to discuss any renewal of this Agreement following the second anniversary of the Effective Date.
     4. Termination and Rights upon Certain Terminations. This Agreement and the Executive’s employment may be terminated in any one of the following ways:
     (a) Termination as a Result of the Executive’s Death. The death of the Executive shall immediately terminate this Agreement, and the Executive’s estate shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.
     (b) Termination on Account of Disability. If, as a result of incapacity due to physical or mental illness or injury, the Executive shall have been absent from his full-time duties hereunder for six (6) consecutive months, the Employer may terminate the Executive’s employment provided Executive is unable to resume his full-time duties with reasonable accommodation, and the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.
     (c) Termination by the Employer for Cause. The Employer may terminate this Agreement for “Cause,” which shall mean: (i) the Executive’s acts of dishonesty; (ii) the Executive’s acts of willful misconduct; (iii) the Executive’s acts that breach his fiduciary duties to the Employer (or any subsidiary); or (iv) the Executive’s acts which breach his obligations pursuant to this Agreement. Prior to termination for Cause, the Employer shall provide the Executive with written notice describing in detail the actions taken by the Executive and the reasons why Employer believes that such actions constitute Cause, giving Executive fifteen (15) days to cure the basis for the Employer’s determination that Cause exists. If the basis for the Employer’s determination that Cause exists has not been cured within such fifteen (15) day period, or if not practicable to be cured within fifteen (15) days, the Executive has not made reasonable efforts to cure, then Employer may terminate this Agreement for Cause by giving written notice of termination to the Executive, specifically stating the grounds upon which the termination is based. In the event the Executive’s employment is terminated by the Employer for Cause, the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within six (6) days of termination.

     (d) Termination Without Cause. Either the Executive or the Employer may, voluntarily or without Cause, respectively, terminate this Agreement and the Executive’s employment, effective thirty (30) days after written notice is provided to the other. Upon the Executive’s voluntary resignation without Good Reason (as defined in Paragraph 6), the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within fourteen (14) days of termination. Upon termination by the Employer without Cause or by Executive for Good Reason upon or within one (1) year following a Change of Control, the provisions of Paragraph 7 shall apply to Executive’s post-employment entitlements. Upon termination by the Employer without Cause or by Executive for Good Reason unrelated to a Change of Control, the provisions of Paragraph 8 shall apply to Executive’s post-employment entitlements.
     5. Change in Control Defined. A Change in Control shall not occur by reason of any transaction in which the Executive, or a group of individuals or entities including the Executive, participates as an Acquiring Person, or owns, directly or indirectly, a majority of a corporation described in this paragraph. For purposes of this Agreement, “Change in Control” shall mean:
     (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of securities of the Employer representing 50% or more of the combined voting power of the Employer’s then outstanding securities;
     (b) the Employer’s shareholders approve an agreement to merge or consolidate the Employer with another corporation (other than a corporation 50% or more of which is controlled by, or is under common control with, the Employer) in which the Employer is not the surviving entity;
     (c) the Employer sells 80% or more of its assets to an Acquiring Person; or
     (d) the persons who were members of the Board of Directors of the Employer immediately prior to a tender offer, exchange offer, contested election, or any combination of the foregoing, cease to constitute a majority of the Board of Directors.
     6. Good Reason Defined. For purposes of this Agreement, the Executive shall have “Good Reason” to terminate this Agreement and his employment hereunder if, without the Executive’s prior written consent, (i) the Executive is demoted by means of a reduction in authority, responsibilities, duties or title to a position of materially less stature or importance within the Employer than as described in Paragraph 1 hereof; (ii) the Employer breaches this Agreement in any material respect and fails to cure such breach within ten (10) days after the Executive delivers written notice and a written description of such breach to the Employer, which notice shall specifically refer to this paragraph of this Agreement or (iii) the Employer reduces the Executive’s Base Salary or materially reduces his benefits.

     7. Termination upon Change in Control or Resignation with Good Reason following Change in Control. In the event the Executive’s employment is terminated within one (1) year following a Change in Control, by either the Employer without Cause, or by the Executive for Good Reason, as defined in Paragraph 6 hereof, the Executive shall be entitled to the following:
     (i) A lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within thirty (30) days of termination;
     (ii) A lump sum cash amount equal to one and one-half times Executive’s annual base salary at the highest rate earned by him at any time during the twelve (12) months immediately preceding the date of determination; provided, however, that such payment shall be limited to an amount that, when added to all other amounts to be received by the Executive from the Employer that could constitute “parachute payments” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), shall not exceed one dollar ($1.00) less than three (3) times the Executive’s “base amount” (as defined in Section 280G of the Code), so that no portion of such amounts shall constitute a non-deductible payment under Section 280G of the Code.
     8. Termination Without Cause or Executive Termination for Good Reason. If, at any time during the Term other than the one (1) year period following a Change in Control, the Executive is terminated by the Employer without Cause or the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to continuation of the Base Salary (or a lump sum payment, at Employer’s option), less applicable statutory deductions, through the Term of this Agreement.
     9. Non-Disclosure, Non-Competition and Non-Solicitation Covenants
     (a) Confidential Information Defined. Upon the Effective Date, Employer shall provide Executive immediate access to Confidential Information of Employer that is a valuable, special and unique asset used by Employer in its business. The Executive acknowledges that Employer’s business is highly competitive and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer which will assist Executive to perform his job for Employer. Executive also will have immediate access to, or knowledge of, Confidential Information of third parties, such as, among others, actual or potential customers, suppliers, partners, joint ventures, investors and financing sources of Employer. “Confidential Information” of Employer (or any subsidiary) means and includes confidential or proprietary information or trade secrets that have been or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates

(such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Notwithstanding the foregoing, Confidential Information shall not include any information provided to Executive by a third party who is not required to maintain it in confidence, any information developed by Executive prior or subsequent to his employment and any information generally available to the public or from non-confidential sources.
     (b) Non-Disclosure Obligations. The Executive agrees that he will not, at any time during or after his employment with Employer, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, its subsidiary, or of any third parties that the Executive received in connection with his employment with Employer, or make any use thereof, directly or indirectly, except in working for Employer. The Executive also agrees that he shall deliver promptly to Employer at the termination of employment or at any other time at Employer’s request, without retaining any copies, all documents and other material in the Executive’s possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee at Employer.
     (c) Non-Competition Obligations. In order to protect the Confidential Information and in order to enforce Executive’s agreement not to disclose Confidential Information, Employer and Executive agree that, during the term of Executive’s employment with Employer, which may exceed the Term, and for a period ending on the earlier of (i) the end of the Term, including any renewal thereof, and (ii) the one (1) year anniversary following termination of Executive’s employment with Employer if such termination is by Executive without Good Reason or by Employer (“Non-Competition Period”), the Executive will not, except as an employee of Employer, in any capacity for the Executive or others, directly or indirectly:
     (i) compete or engage, anywhere in the geographic area comprised of San Diego County, California (the “Market Area”), in a commercial banking business; or
     (ii) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in the commercial banking business anywhere within the Market Area; except that the Executive is permitted to own, directly or indirectly, up to five percent (5%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area.
     (d) Non-Solicitation Obligations. In order to protect the Confidential Information and in order to enforce Executive’s agreement not to disclose Confidential Information, Employer and Executive agree that, during the term of Executive’s employment with Employer, which may exceed the Term, and for the Non-Competition Period (“Non-Solicitation Period”), the Executive will not, except as an employee of Employer, in any capacity for the Executive or others, directly or indirectly:
     (i) call on, service or solicit competing business from customers or prospective customers of Employer if, within the twelve (12) months before the termination of the Executive’s employment, the Executive had or made contact with the customer, or had access to information and files about the customer; or
     (ii) call on, solicit or induce any employee of Employer whom the Executive had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.
     (e) Injunctive Relief. Employer and the Executive acknowledge and agree that breach of any of the covenants made by the Executive in this Paragraph 9 would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If a party must bring suit to enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.
     10. Return of Employer Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, contracts and other property delivered to or compiled by the Executive by or on behalf of the Employer or their representatives, vendors or customers which pertain to the business of the Employer (including any subsidiary) shall be and remain the property of the Employer and subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Employer which is collected by Executive during the course of his employment with the Employer shall be delivered promptly to the Employer without request by it upon termination of Executive’s employment.
     11. Inventions. Executive shall disclose promptly to the Employer any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Employer and which the Executive conceives as a result of his employment hereunder. The Executive hereby assigns and agrees to assign all his interests therein to the Employer or its nominee. Whenever requested to do so by the Employer, the Executive shall execute any and all applications, assignments or other instruments that the Employer shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Employer’s interest therein.
     12. Trade Secrets. The Executive agrees not to, during or after the term of this Agreement, directly or indirectly, disclose (or use for the benefit of any person other than the Employer) the specific terms of the Employer’s (including any subsidiary) relationships or agreements with their respective significant vendors or customers or any other trade secret or other confidential business information of the Employer (including any subsidiary), whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except and only to the extent (i) such information is or becomes known to the public generally through no fault of the Executive or (ii) required by law or legal process following notice to the Employer.
     13. Successor; Binding Agreement. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Employer to agree to assume and to assume all of the obligations of the Employer under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to Executive promptly after its execution by the successor. However, this Agreement is personal to the Executive and the Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or beneficiaries.
     14. Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and by such director of the Employer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.
     15. Notice. All notices, requests, demands and other communications required or permitted to be given by either party shall be in writing, deemed to have been given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:
     If to the Employer to:
MetroCorp Bancshares, Inc.
9600 Bellaire Boulevard., Suite 252
Houston, Texas 77034
Attn: George M. Lee

     If to Executive to:
Andrew C. Yip
9623 Claiborne Square
La Jolla, California 92037
Either party hereto may change its address for purposes of this Paragraph 15 by giving fifteen (15) days prior notice to the other party hereto.
     16. Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed exclusively by the laws of that State. Jurisdiction and venue for any enforcement action or dispute related to this Agreement shall be exclusively in Harris County, Texas, and Executive submits to the exclusive jurisdiction of Harris County, Texas for all purposes related to this Agreement.
     17. Complete Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between the Employer, its predecessors and the Executive. The Executive has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.
     18. Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EMPLOYER:

MetroCorp Bancshares, Inc.
9600 Bellaire Blvd., Suite 252
Houston, Texas 77034

By:	/s/ George M. Lee

Name:	George M. Lee
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Andrew C. Yip

Andrew C. Yip